EX-35.11
(logo) LNR Partners, Inc.

ANNUAL STATEMENT OF COMPLIANCE

Pooling and Servicing Agreement dated as of April 1, 2008 (the "Agreement"), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor., Capmark Finance Inc., as Master Servicer No. 1, Midland Loan Services, Inc. as Master Servicer No. 2, Wells Fargo Bank, N.A., as Trustee and LNR Partners, Inc., as Special Servicer

CGCMT 2008-C7

I, Susan K. Chapman, a Vice President of LNR Partners, Inc. as Special Servicer under the Pooling and Servicing Agreement, on behalf of the Special Servicer and not in my individual capacity, hereby certify that:

1. I have reviewed the activities performed by the Special Servicer under the Pooling and Servicing Agreement during the period ending the end of the fiscal year 2008 (the "Reporting Period") and the Special Servicer's performance under the Pooling and Servicing Agreement has been made under my supervision; and

2. To the best of my knowledge, based on such review the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 2nd day of March, 2009.

/s/ Susan K. Chapman
Susan K. Chapman
Vice President
LNR Partners, Inc.

1601 Washington Avenue * Suite 700 * Miami Beach, Florida 33139
Telephone: (305) 695-5600 * Fax: (305) 695-5601